                         AUTOMATIC REINSURANCE AGREEMENT

                                     Between

                         THE TRAVELERS INSURANCE COMPANY
                             Hartford, Connecticut

                                  Its Affiliate
                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                              Hartford, Connecticut

                                       And

                       SWISS RE LIFE & HEALTH AMERICA INC.
                               New York, New York

          This Agreement will be referred to as AGREEMENT NO. SA718-98

                         AUTOMATIC REINSURANCE AGREEMENT

                                    Contents
                                    --------

ARTICLE I                Scope of Agreement

ARTICLE II               Commencement & Termination of Liability

ARTICLE III              Oversights - Clerical Errors

ARTICLE IV               Mortality Net Amount At Risk

ARTICLE V                Reinsurance Premiums

ARTICLE VI               Reinsurance Administration

ARTICLE VII              Settlement of Claims

ARTICLE VIII             Tax Credits

ARTICLE IX               Regulatory Compliance

ARTICLE X                Inspection of Records

ARTICLE XI               Insolvency

ARTICLE XII              Arbitration

ARTICLE XIII             Rights of Offsetting Balances Due

ARTICLE XIV              Contract and Program Changes

ARTICLE XV               Federal Taxes

ARTICLE XVI              Parties to Agreement

ARTICLE XVII             Confidentiality

ARTICLE XVIII            Entire Agreement

ARTICLE XIX              Duration of Agreement

ARTICLE XX               Severability

ARTICLE XXI              Reserves

ARTICLE XXII             Assignment or Transfer

    Signature Page

    EXHIBIT A     -      Variable Annuities Covered Under This Agreement

    EXHIBIT B     -      Investment Funds

    EXHIBIT C     -      Loss Carryforward Definitions and Formulae

                         AUTOMATIC REINSURANCE AGREEMENT

THIS AGREEMENT between THE TRAVELERS INSURANCE COMPANY, and its affiliate, THE TRAVELERS LIFE AND ANNUITY COMPANY, corporations organized under the laws of the State of Connecticut, hereinafter referred to in combination as the "Company", and SWISS RE LIFE & HEALTH AMERICA INC., a corporation organized under the laws of the State of New York, hereinafter referred to as "Swiss Re Life & Health", WITNESSETH AS FOLLOWS:

                                    ARTICLE I

                               Scope of Agreement

      1. On and after the 1st day of July, 1998, the Company shall automatically reinsure with Swiss Re Life & Health, and Swiss Re Life & Health shall automatically accept, subject to the limitation specified in Paragraph 2 of this Article, a 100% quota share of the mortality net amount at risk, as defined in
Article IV, generated by the Guaranteed Minimum Death Benefit provisions within the variable annuity contracts issued by the Company as set forth in Exhibit A.

      2. Any contract with a purchase premium that is greater than Two Million Dollars ($2,000,000) shall require facultative review by Swiss Re Life & Health. If Swiss Re Life & Health makes an offer of terms to reinsure such a risk, the Company must accept the offer during the lifetime of the proposed insured, but not later than the free-look period specified in the contract, to effect the reinsurance. Acceptance by the Company of a facultative offer made by Swiss Re Life & Health shall be documented by a dated notation in the Company's underwriting file and subsequent formal notice to Swiss Re Life & Health which shall become an Attachment to this Agreement. The Attachment shall include but not be limited to, the identity of the contract owner, a description of the contract issued, the effective date of the contract, the effective date of the reinsurance coverage, the quota share percentage of the reinsurance coverage, the maximum reinsurance liability on the life and the terms of the reinsurance coverage. It shall be attested to by the Company and by Swiss Re Life & Health.

      3. Swiss Re Life & Health's maximum aggregate liability in any one calendar year shall not exceed 5% (500 basis points) of Swiss Re Life & Health's quota share percentage of the average aggregate account value over each respective calendar year of coverage. This average shall be calculated by totaling the aggregate account value as of the end of each calendar month and dividing the result by the number of months.

      4. Swiss Re Life & Health's maximum liability on any one life reinsured hereunder shall be Two Million Dollars ($2,000,000), multiplied by the quota share percentage reinsured by Swiss Re Life & Health specified either in paragraph 1 of this Article, or in the facultative reinsurance terms described in Paragraph 2 of this Article, as applicable, and calculated as specified in
Article IV of this Agreement. The maximum liability on any one life set forth in this Paragraph may vary only in accordance with the provisions set forth below in Paragraph 5 of this Article.

      5. On facultative cases submitted under the provisions contained in Paragraph 2 above, the Company may request that Swiss Re Life & Health revise the maximum liability limit on any one life contained in Paragraph 4 above, to Five Million Dollars ($5,000,000). Swiss Re Life & Health has the right to accept or decline the request.

      6. This Agreement covers only the Company's liability for claims paid under variable annuity contracts written on the contract forms specified in Exhibit A and supported by investment funds that were reviewed by Swiss Re Life & Health prior to their issuance.

                                   ARTICLE II

                    Commencement & Termination of Liability

      1. On reinsurance ceded under the terms of this Agreement, the liability of Swiss Re Life & Health shall commence simultaneously with that of the Company, and shall terminate upon the earliest of annuitization of a contract, complete surrender of a contract or termination of this Agreement in accordance with the applicable provisions contained in Article XIX, Duration of Agreement, of this Agreement.

      2. Swiss Re Life & Health shall be liable to reimburse claims on only those deaths where the date of death is on or after July 1, 1998, in accordance with Article VII.

                                   ARTICLE III

                          Oversights - Clerical Errors

      1. Should either the Company or Swiss Re Life & Health fail to comply with any of the terms of this Agreement, and if this is shown to be unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the Company or Swiss Re Life & Health, then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the position they would have occupied had no such oversight, misunderstanding, or clerical error occurred. Such conditions are to be reported and corrected promptly after discovery.

      2. If the Company or Swiss Re Life & Health discovers that the Company did not cede reinsurance on a contract it should have reinsured under this Agreement, the Company may be required to audit its records, at the request of Swiss Re Life & Health, to determine if reinsurance was unreported on any other contracts. The Company is expected to take the necessary actions to ensure that similar oversights do not recur. If Swiss Re Life & Health receives no evidence whatsoever that the Company has taken action to remedy such a situation, or if commitments the Company makes to remedy the situation fail to occur in a timeframe agreed upon with Swiss Re Life & Health, then Swiss Re Life & Health reserves the right to limit its liability to reported contracts only.

      3. Any negligent or deliberate acts or omissions by the Company regarding the insurance or reinsurance provided are the responsibility of the Company and its liability insurer, if any, but not that of Swiss Re Life & Health.

                                   ARTICLE IV

                          Mortality Net Amount At Risk

      1. The mortality net amount at risk for each variable annuity contract reinsured hereunder shall be equal to the difference between the death benefit and the account value of the annuity. The reinsured mortality net amount at risk shall not be less than zero and shall not be greater than the product of the maximum liability per life set forth in Article I, Paragraph 4 and Paragraph 5, and the quota share percentage referenced in Article I, Paragraph 1 or Paragraph 2, as applicable. The death benefit and the contract value will be as described in the variable annuity contract forms specified in Exhibit A.

      2. For administrative reporting purposes the mortality net amount at risk shall be calculated as of the last day of each calendar month.

                                    ARTICLE V

                              Reinsurance Premiums

      1. Reinsurance premiums shall be calculated monthly. The monthly reinsurance premium shall be equal to the product of the current monthly premium rate and Swiss Re Life & Health's quota share percentage of all average aggregate account values over each calendar month of all variable annuities reinsured hereunder. The current monthly reinsurance premium rate, expressed in basis points, shall be equal to:

Benefit (fully described in Exhibit A)      Current Monthly Reins. Premium Rate
--------------------------------------      -----------------------------------
Standard                                      .2292

Enhanced                                      .7083

      2. The current monthly reinsurance premium rate shall be in effect for a minimum of 20 years from the effective date of this reinsurance Agreement. Thereafter, it may be increased based on future expectations, but not beyond the following guaranteed maximum monthly reinsurance premium rate, expressed in basis points:

Benefit (fully described in Exhibit A)      Guar. Max. Monthly Reinsurance Rate
--------------------------------------      ------------------------------------
Standard                                      .5833

Enhanced                                     1.5833

      3. The monthly reinsurance premium shall be due and payable as described in Article VI. Swiss Re Life & Health reserves the right to charge interest on monthly premiums not remitted within 30 days of the schedule set forth in
Article VI. The interest rate payable by the Company to Swiss Re Life & Health for overdue premiums shall be the 90 Day Federal Government Treasury Bill rate as first published in the Wall Street Journal in the month following the end of the billing period plus 50 basis points. The method of calculation shall be simple interest "Bankers' Rule" (or 360 day year).

      4. The reinsurance premiums described above shall apply to all automatic and facultative cases where the per life maximum liability limit is Two Million Dollars ($2,000,000) multiplied by the applicable quota share percentage reinsured, and to facultative cases below issue age 56 where the per life maximum liability limit is Five Million Dollars ($5,000,000) multiplied by the applicable quota share percentage reinsured. The applicable reinsurance rates for all other facultative cases will be agreed upon between the Company and Swiss Re Life & Health at the time facultative application is made.

      5. The total reinsurance premium shall be reduced on the last day of each month by the ratio of the sum of Swiss Re Life & Health's share of the mortality net amount at risk in excess of the maximum liability on any one life reinsured hereunder calculated as set forth in Article I, Paragraph 4, to Swiss Re Life & Health's share of the total mortality net amount at risk on all annuity contracts reinsured hereunder, calculated from the values on the report provided pursuant to Article VI.

      6. The reinsurance premium structure described above shall remain in effect as long as the death benefit design, the mortality and expense charges, the administration fees, and the surrender charges in effect at the inception of this Agreement remain unchanged.

                                   ARTICLE VI

                           Reinsurance Administration

      1. Within thirty (30) days of the end of each calendar month, the Company will furnish Swiss Re Life & Health a separate electronic report for each Guaranteed Minimum Death Benefit design specified in Exhibit A, valued as of the last day of that month. Each report will indicate for all inforce annuities reinsured hereunder:

                        a) Annuitant's name, sex, date of birth, issue age and social security number

                        b) Owner's name, sex, date of birth, issue age and social security number

                        c)    Contract number

                        d)    Contract issue date

                        e)    Contract form number

                        f)    Tax status

                        g) Current contract value in total and by funding vehicle, if any

                        h)    Current cash surrender value

                        i)    Cumulative net considerations

                        j)    Current Minimum Guaranteed Death Benefit

                        k)    Current contract death benefit

                        l)    Current contract mortality risk amount

      2. Additionally, within thirty (30) days of the end of each calendar month, the Company will furnish Swiss Re Life & Health with a separate seriatim death claim report that includes the cause of death.

      3. Additionally, within thirty (30) days of the end of each calendar month, the Company will furnish Swiss Re Life & Health a separate paper report summarizing the following data:

                        a)    Reinsurance premiums due Swiss Re Life & Health

                        b)    Death claim reimbursements due the Company

                        c)    Total number of contracts reinsured

                        d)    Total current contract value

                        e)    Total cumulative net considerations

                        f)    Total current Guaranteed Minimum Death Benefit

                        g)    Total current death benefit

                        h)    Total current mortality risk amount

                        i)    Total current cash surrender value

      4. If the net balance is due Swiss Re Life & Health, the amount due shall be remitted with the report statement. If the net balance is due the Company, Swiss Re Life & Health shall remit the amount to the Company within ten (10) days of the receipt of the report.

                                   ARTICLE VII

                              Settlement of Claims

      1. The claims that are eligible for reimbursement are only those that the Company is required to pay on deaths that occur on or after the effective date of this Agreement.

      2. In the event the Company provides satisfactory proof of claim to Swiss Re Life & Health, claim settlements made by the Company shall be unconditionally binding on Swiss Re Life & Health.

      3. The death claim reimbursed by Swiss Re Life & Health shall be determined as of the date due proof of death is received at the Company's Annuity Service office.

      4. Within thirty (30) days of the end of each month, the Company shall notify Swiss Re Life & Health of the reinsured death benefits paid in that month and Swiss Re Life & Health shall reimburse the Company, as provided in Article VI, for the reinsured benefits.

      5. Settlements by Swiss Re Life & Health shall be in a lump sum regardless of the mode of payment made by the Company to the beneficiary.

                                   ARTICLE VIII

                                   Tax Credits

      1. Swiss Re Life & Health shall not reimburse the Company for state premium taxes.

                                   ARTICLE IX

                              Regulatory Compliance

      1. Swiss Re Life & Health agrees to comply with all regulatory directives required to permit the Company to receive statutory reserve credit in all jurisdictions in which contracts subject to this Agreement are written.

      2. The Company warrants that it has secured all necessary federal and state licenses and approvals, and that it is operating in compliance with federal investment laws and state investment and insurance laws and regulations.

                                    ARTICLE X

                              Inspection of Records

      1. Swiss Re Life & Health, or its duly appointed representatives, shall have the right at all reasonable times and for any reasonable purpose to inspect at the office of the Company all records referring to reinsurance ceded to Swiss Re Life & Health.

                                   ARTICLE XI

                                   Insolvency

      1. A party to this Agreement will be deemed "insolvent" when it:

            (a) Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (hereinafter referred to as the Authorized Representative) of its properties or assets; or

            (b)   Is adjudicated as bankrupt or insolvent; or

            (c) Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, or similar law or statute; or

            (d) Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile.

      2. In the event of the insolvency of the Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by Swiss Re Life & Health directly to the Company or to its Authorized Representative on the basis of the liability of the Company under the contract or contracts reinsured without diminution because of the insolvency of the Company. It is understood, however, that in the event of the insolvency of the Company, the Authorized Representative of the insolvent Company shall give written notice of the pendency of a claim against the insolvent Company on the policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that, during the pendency of such claim, Swiss Re Life & Health may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or to its Authorized Representative.

      3. It is further understood that the expense thus incurred by Swiss Re Life & Health shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by Swiss Re Life & Health. Where two or more assuming insurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Reinsurance Agreement as though such expense had been incurred by the Company.

      4. In the event of the insolvency of Swiss Re Life & Health and the appointment of receivers therefor, the liability of Swiss Re Life & Health shall not terminate but shall continue with respect to the reinsurance ceded to Swiss Re Life & Health by the Company prior to the date of such insolvency or appointment.

                                   ARTICLE XII

                                   Arbitration

      1. In the event of any difference arising hereafter between the contracting parties with reference to any transaction under this Agreement, the same shall be referred to three arbitrators who must be current or former executive officers of life insurance or life reinsurance companies other than the two parties to this Agreement or their affiliates, each of the contracting companies to appoint one of the arbitrators and such two arbitrators to select the third. If either party refuses or neglects to appoint an arbitrator within 60 days after receipt of the written request for arbitration, the other party may appoint a second arbitrator.

      2. If the two arbitrators fail to agree on the selection of a third arbitrator within 60 days of their appointment, each of them shall name three individuals, of whom the other shall decline two, and the decision shall be made by drawing lots.

      3. The arbitrators shall consider this Reinsurance Agreement not merely as a legal document but also as a gentlemen's agreement. In resolving the dispute, the arbitrators will give full consideration to the customs and practices of the life insurance and life reinsurance industry, insofar as they are not in conflict with the specific terms of this Agreement. The arbitrators shall decide by a majority vote. There shall be no appeal from their written decision.

      4. Unless the arbitrators decide otherwise, each party shall bear the expense of its own arbitration, including its arbitrator and outside attorney fees, and shall jointly and equally bear with the other party the expense of the third arbitrator. Any remaining costs of the arbitration proceedings shall be apportioned by the Board of Arbitrators.

                                  ARTICLE XIII

                        Right of Offsetting Balances Due

      1. The Company and Swiss Re Life & Health shall have, and may exercise at any time, the right to offset any balance or balances due one party to the other, its successors or assigns, against balances due the other party under this Agreement or under any other Agreements or Contracts previously or subsequently entered into between the Company and Swiss Re Life & Health. This right of offset shall not be affected or diminished because of insolvency of either party to this Agreement.

                                  ARTICLE XIV

                           Contract and Program Changes

     1. The Company may amend, substitute, add or delete variable investment funds to the separate accounts supporting the annuity contract as described in the contract general provisions. No such change will be made by the Company without prior notification to Swiss Re Life & Health and without the prior approval of the Securities and Exchange Commission, if necessary. The Company agrees to maintain at all times a satisfactory selection of core investment options with characteristics similar to those listed in Exhibit B.

     2. The Company shall also give Swiss Re Life & Health advance notice of any other changes to its annuity product design, its fees and charges, its annuity product distribution that would materially impact the target customer for products covered under this Agreement, or the addition of any riders to any contract form reinsured hereunder.

     3. Should any such change result in a material increase in the reinsured net amount at risk and/or material decrease in the reinsurance premiums due, Swiss Re Life & Health shall have the right to modify any of the terms of this Agreement.

     4. For the purposes of this Article, material is understood to mean a substantial variance from either the original pricing profile or the past experience on the account, that is expected to be permanent or long lasting.

                                   ARTICLE XV

                                 Federal Taxes

     1. The Company and Swiss Re Life & Health hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective as of the Effective Date of this Agreement and for all subsequent taxable years for which this Agreement remains in effect.

          (a) The term "party" will refer to either the Company or Swiss Re Life & Health, as appropriate.

          (b) The terms used in this Article are defined by reference to Regulation 1.848-2 in effect December 1992.

          (c) The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

          (d) Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

          (e) The Company will submit a schedule to Swiss Re Life & Health by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement stating that the Company will report such net consideration in its tax return for the preceding calendar year.

          (f) Swiss Re Life & Health may contest such calculation by providing an alternative calculation to the Company by June 1. If Swiss Re Life & Health does not so notify the Company, the Company will report the net consideration as determined by the Company in the Company's tax return for the previous calendar year.

          (g) If Swiss Re Life & Health contests the Company's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount by July 1. If the Company and Swiss Re Life & Health reach agreement on an amount of the net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

     2. Swiss Re Life & Health and the Company represent and warrant that they are subject to U.S. taxation under Subchapter L of Chapter 1 of the Internal Revenue Code.

                                   ARTICLE XVI

                              Parties to Agreement

     1. This Agreement is an indemnity reinsurance agreement solely between the Company and Swiss Re Life & Health. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between Swiss Re Life & Health and the annuitant, owner, beneficiary or any other party under any contracts of the Company which may be reinsured hereunder, and the Company shall be and remain solely liable to such parties under such contracts reinsured hereunder.

     2. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

                                  ARTICLE XVII

                                Confidentiality

     1. All matters with respect to this Agreement require the utmost good faith of both parties. Both the Company and Swiss Re Life & Health shall hold confidential and not disclose or make competitive use of any shared proprietary information unless otherwise agreed to in writing, or unless the information otherwise becomes publicly available or the disclosure of which is required for retrocession purposes or has been mandated by law or is duly required by external auditors.

                                  ARTICLE XVIII

                                Entire Agreement

     1. This Agreement shall constitute the entire agreement between the parties with respect to business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement and any change or modification of this Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties.

                                   ARTICLE XIX

                              Duration of Agreement

     1. This Agreement shall be unlimited as to its duration but may be reduced or terminated as provided in this Article, below.

     2. This Agreement shall be open for new business for a minimum of three (3) years as measured from the effective date of this agreement. Any time on or after the third anniversary of this Agreement and upon 180 days written notice, either the Company or Swiss Re Life & Health may either cancel this Agreement for new business unilaterally or amend the terms of reinsurance for new business by mutual agreement.

     3. Any time on or after the 15th anniversary of this Agreement, the Company may, upon 90 days written notice, irrevocably elect to cancel the reinsurance in force under this Agreement, provided the loss carryforward, calculated as described in Exhibit C of this Agreement, is non-negative. Upon election, the reinsurance shall be recaptured at a constant rate by reducing the quota share percentage set forth in Article I, paragraph 1, by 2.78% per month. The reduction shall begin in the month of election and continue for 36 consecutive months. The quota share percentage will then be equal to 0% and the reinsurance ceded hereunder will be fully recaptured and this Agreement will then be terminated.

     4. Should the Company fail to pay reinsurance premiums when due, Swiss Re Life & Health may act to suspend the reinsurance coverage hereunder. Such suspension shall not occur before reinsurance premiums are 90 days or more in arrears, and shall only take effect upon the expiration of a 30-day notice period that Swiss Re Life & Health must give the Company. The reinsurance coverage will be reinstated at the option of Swiss Re Life & Health upon receipt of all the overdue premiums. However, Swiss Re Life & Health shall have no liability for claims that occur during a period of suspension. Also, suspension of reinsurance coverage shall not relieve the Company of liability for premiums due Swiss Re Life & Health during the period of non-payment prior to suspension and shall not relieve Swiss Re Life & Health of liability for claims during the same period.

     5. The Company may cancel this Agreement for new business and cancel the inforce reinsurance previously ceded under this Agreement upon the occurrence of either of the following events:

        (a) The statutory capital and surplus of Swiss Re Life & Health falls below the NAIC Authorized Control Level Risk Based Capital; or

        (b) The Company loses reserve credit in a jurisdiction in which it was licensed on the effective date of this Agreement and the Company and Swiss Re Life & Health have not been able to correct the loss of reserve credit within 90 days after receiving notice of the loss.

                                   ARTICLE XX

                                  Severability

     1. If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement.

                                   ARTICLE XXI

                                    Reserves

     1. Swiss Re Life & Health intends to hold the statutory minimum reserves as required by New York. It is anticipated that New York will adopt NAIC Actuarial Guideline 34 (AG 34) regarding GMDB reserve methodology and that Swiss Re Life & Health will establish reserves in accordance with such methodology. Such methodology will require Swiss Re Life & Health to establish a general account reserve equal to the present value of projected mortality costs less the present value of reinsurance premiums. Until New York adopts AG 34, Swiss Re Life & Health shall hold reserves equal to the greater of (a) and (b) below,

          a) Ending Reserve equals Initial Reserve accumulated at 6% plus [(80% of reinsurance premiums less 100% of incurred claims) accumulated at a nominal annual interest rate of 3%].

          b) one year term cost seriatim reserves calculated based on the net amount at risk as of the valuation date using a valuation rate equal to that used for long-term life insurance and the

               1) 1983 GAM Valuation table for males and females separately for contracts issued with the standard death benefit, and

               2) 1980 CSO aggregate table for males and females separately for contracts issued with the enhanced benefit.

     2. Although Swiss Re Life & Health intends to hold reserves as described in paragraph 1 above, Swiss Re Life & Health will hold higher reserves up to the level required by regulatory authorities at the written request of the Company. If such a request is made, the Company shall remit to Swiss Re Life & Health an annualized surplus charge equal to 2% of the difference between the requested reserve level and the level of reserve Swiss Re Life & Health would hold as described in paragraph 1 above. The annualized surplus charge will apply only for the length of time that the excess reserve is held at the Company's request.

                                  ARTICLE XXII

                             Assignment or Transfer

     1. In no event shall either the Company or Swiss Re Life & Health assign any of its rights, duties or obligations under this Agreement without the prior written approval of the other party. Such approval shall not unreasonably be withheld.

     2. In no event shall either the Company or Swiss Re Life & Health transfer either the policies reinsured under this Agreement or the reinsurance without the prior written approval of the other party. Such approval shall not unreasonably be withheld. This provision is not intended to preclude Swiss Re Life & Health from retroceding the reinsurance on an indemnity basis.

IN WITNESS WHEREOF, the Company and Swiss Re Life & Health have caused their names to be subscribed and duly attested hereunder by their respective Authorized Officers.

THE TRAVELERS INSURANCE COMPANY

By:    /s/ [ILLEGIBLE]                      Attest: /s/ [ILLEGIBLE]
       ------------------------------               ----------------------------

Title: Actuary                              Title:  DGC
       ------------------------------               ----------------------------

Date:  12/9/1999                            Date:   12/9/99
       ------------------------------               ----------------------------

THE TRAVELERS LIFE AND ANNUITY COMPANY

By:    /s/ [ILLEGIBLE]                      Attest: /s/ [ILLEGIBLE]
       ------------------------------               ----------------------------

Title: Actuary                              Title:  DGC
       ------------------------------               ----------------------------

Date:  12/9/1999                            Date:   12/9/99
       ------------------------------               ----------------------------

SWISS RE LIFE & HEALTH AMERICA INC.

By:    /s/ [ILLEGIBLE]                      Attest: /s/ [ILLEGIBLE]
       ------------------------------               ----------------------------

Title: VP & Actuary                         Title:  2ND VP
       ------------------------------               ----------------------------

Date:  12/17/99                             Date:   12/17/99
       ------------------------------               ----------------------------

                                    EXHIBIT A

                Variable Annuities Covered Under This Agreement

I.   Annuity Contract Form Numbers (and all jurisdiction-specific variations)

     TRAVELERS INSURANCE COMPANY MARQUIS ANNUITY

FORM NO.   FORM TITLE
L-22156    Flexible Premium Individual Deferred Variable Annuity Contract
L-22157    Death Benefit Endorsement (optional)
L-22148    Individual Retirement Annuity Qualification Rider
L-22149    Tax Sheltered Annuity Qualification Rider
L-22150    Pension/Profit Sharing Qualification Rider
L-22161    Nonqualified Annuity Rider - Distribution Requirements
L-22186    Roth Individual Retirement Annuity Qualification Rider

     TRAVELERS LIFE AND ANNUITY COMPANY MARQUIS ANNUITY

FORM NO.   FORM TITLE
TL-22156   Flexible Premium Individual Deferred Variable Annuity Contract
TL-22157   Death Benefit Endorsement (optional)
TL-22148   Individual Retirement Annuity Qualification Rider
TL-22149   Tax Sheltered Annuity Qualification Rider
TL-22150   Pension/Profit Sharing Qualification Rider
TL-22161   Nonqualified Annuity Rider - Distribution Requirements
TL-22186   Roth Individual Retirement Annuity Qualification Rider

II.  Issue Dates:

          Contracts issued on or after July 1, 1998.

III. Reinsured Guaranteed Minimum Death Benefit Design

          Standard Death Benefit

          Return of Premium up to issue age 85; Frozen thereafter until contract termination.

          Enhanced Death Benefit

          Annual Ratchet to attained age 80; Frozen thereafter until contract termination.

                                    EXHIBIT B

                                Investment Funds

I.   General Account

     Fund Name

     Travelers Fixed Fund

II.  Separate Account - The Travelers Marquis Annuity

     Fund Name

     AIM Capital Appreciation Portfolio

     Delaware REIT Series

     Delaware Small Cap Value Series

     Dreyfus Capital Appreciation Portfolio

     Dreyfus Small Cap Portfolio

     Franklin Small Cap Investments Fund Class II

     Jurika & Voyles Core Equity Portfolio

     Lazard International Equity Portfolio

     MFS Research Portfolio

     Montgomery Variable Series: Growth Portfolio

     NWQ Large Cap Portfolio

     OCC Equity Portfolio

     Salomon Brothers Variable Investors Fund

     Smith Barney High Income Portfolio

     Smith Barney Large Capitalization Growth Portfolio

     Smith Barney Money Market Portfolio

     Strong Schafer Value Fund II

     Templeton Developing Markets Fund Class II

     Templeton International Fund Class II

     Travelers Disciplined Mid Cap Portfolio

     Travelers Large Cap Portfolio

     Travelers Strategic Stock Portfolio

     Travelers US Government Securities Portfolio

     Warburg Emerging Markets Portfolio

     Travelers Managed Income Portfolio

     Travelers Disciplined Small Cap Stock Portfolio

                                    EXHIBIT C

                                Loss Carryforward
                            Definitions and Formulae

t              =  current month

q              =  current quarter

(SUM) AV(t)    =  Sum total of Swiss Re Life & Health's quota share percentage of account values at end of month t

Avg. AV(t)     =  50% of ((SUM)AV(t-1) + (SUM)AV(t))

(SUM)GMDB(t)   =  Sum total of Swiss Re Life & Health's quota share percentage of guaranteed minimum death benefits at end of month t

Avg. GMDB(t)   =  50% of ((SUM)GMDB(t-1) + (SUM)GMDB(t))

APR            =  annualized premium rate for each product combination

MPR            =  Monthly premium rate for each product combination
               =  (APR / 12)

RP(t)          =  Reinsurance premiums due at end of month t

DBR(t)         =  Death benefit recoveries in month t
               =  Sum of individual reinsured variable net risk amounts reimbursed upon death

DBR(o)         =  0

MEC(t)         =  Monthly expense charge for month t, applied to average aggregate account value over the month
               =  (2.0 basis points / 12) x Avg. AV(t)

MEC(o)         =  0

CFWD(t)        =  Carryforward from month (t-1), adjusted for interest
               =  [AdjP(t-1) x (1 + CIR(t))]

CFWD(1)        =  0

CIR(t)         =  Carryforward interest rate for month t
               =  (Avg. U.S. Treasury bill rate for month t + 2.0%) / 12

AdjP(t)        =  Adjusted profit for all products reinsured hereunder for month t
               =  RP(t)-DBR(t)-MEC(t) + CFWD(t)

AdjP(o)        =  0

AdjP(y)        =  Adjusted profit for calendar year y

Note:          This Loss Carryforward methodology will be applied to all classes of risks reinsured under this agreement as though they were one class.